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                                                            EXHIBIT NO. 99.9(b)


                          EXCHANGE PRIVILEGE AGREEMENT


         AGREEMENT, dated as of September 1, 1993 and as amended and restated as of September 1, 1995, by and among each of the trusts (on behalf of each Series thereof from time to time) listed below (collectively, the "Funds") and MFS Fund Distributors, Inc. ("MFD").

                                WITNESSETH THAT:

         WHEREAS, pursuant to the terms of a distribution agreement by and between each Trust and MFD, MFD has the exclusive right to arrange for the sale of shares of each class of each Fund at the net asset value used in determining the public offering price on which orders for shares were based, but subject to the exceptions therein set forth or referred to;

         WHEREAS, the Funds have differing investment objectives as set out in their offering prospectuses and consider it appropriate to make available to existing and future shareholders of the Funds the opportunity to implement changes in their investment objective through the acquisition, without sales charge or reinitiating the time period used in calculating the amount of contingent deferred sales charge assessable upon redemption, of the shares of a class of any one or more of the Funds by use of the proceeds of redemption of shares of the same class of any other Fund (herein referred to in various grammatical forms of the word "exchange"), subject to reasonable conditions designed to limit expense and administrative inconvenience or imposed in the best interest of the other shareholders of any of the Funds;

         WHEREAS, while MFS Money Market Fund, MFS Government Money Market Fund and MFS Cash Reserve Fund (the "Money Market Funds") offer their respective shares (Class A shares only in the case of MFS Cash Reserve Fund), to the public without a sales charge, each recognizes the utility of permitting its shares acquired through an exchange from Class A shares of another Fund to be reexchanged for Class A shares of any other Fund, subject to the restrictions hereinafter set forth;

         WHEREAS, while certain Funds offer their respective Class A shares at a sales charge less than that of the other Funds, each recognizes the utility of permitting its Class A shares acquired through an exchange from Class A shares of another Fund (except the Money Market Funds) or otherwise to be reexchanged for Class A shares of any other Fund, subject to the restrictions hereinafter set forth; and
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         WHEREAS, MFD currently acts as the distributor of each of the Funds;

NOW, THEREFORE, the parties hereto agree as follows:

         1(a). During the term of this Agreement, shares of each class of a Fund may, subject to the restrictions hereinafter set forth, be offered by MFD as agent at net asset value to shareholders of the same class (e.g., Class A for Class A, Class B for Class B, etc.) of each of the other Funds, who wish to apply the proceeds of redemption of shares of the same class of any such Fund, provided that either the net asset value of the shares to be redeemed in the exchange is at least $1,000 ($50 in the case of accounts of retirement plan participants whose sponsoring organizations subscribe to the MFS Fundamental 401(k) Plan or another similar 401(k) recordkeeping system made available by MFS Service Center, Inc.) or such other amount or amounts as from time to time described in the current Prospectuses of the Funds or all the shares owned by the shareholder in a particular class are to be redeemed. MFD may specify the manner in which such shareholders may accept its offer to arrange for the sale of such shares at net asset value (each such acceptance is hereinafter referred to as an "Exchange Request").

         1(b). For the purpose of calculating any applicable contingent deferred sales charge upon redemption of shares acquired in an exchange, the purchase of shares acquired in one or more exchanges will be deemed to have occurred at the time of the original purchase of the exchanged shares (prior to their exchange).

         1(c). Shares of the Money Market Funds (Class A shares only in the case of MFS Cash Reserve Fund) may be exchanged for Class A shares of any other Fund in accordance with paragraph 1(a) hereof, but only if they have been acquired by an exchange effected in accordance with paragraph 1(a) hereof from Class A shares of another Fund (except the Money Market Funds) or in the form of dividends on Money Market Fund shares (Class A shares only in the case of MFS Cash Reserve Fund) reinvested on and after June 1, 1992. Shares of the Money Market Funds (Class A shares only in the case of MFS Cash Reserve Fund) acquired through direct purchase or in the form of dividends on such shares reinvested prior to June 1, 1992 may not be exchanged for shares of another Fund.

         2. MFD shall process all exchanges in the usual manner as though they were unrelated purchases and sales. MFD may charge the shareholder a reasonable amount for its services in effecting the exchange. MFD shall report daily to the Funds concerning all exchanges made pursuant to this Agreement. MFD will not seek reimbursement from the Funds for any expenses incurred by it in connection with any such purchases.
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         3.  Each of the Funds may, by written notice to each of the other Funds and MFD, terminate its exchange offer provided by this Agreement and require MFD and the other Funds to terminate the exchange offer in respect of the shares of the Fund so giving notice. MFD may by written notice to any Fund terminate its services in effecting such exchanges on behalf of such Fund. The exchange offers with respect to shares of a Fund made by MFD to the shareholders of the other Funds pursuant to this Agreement shall in any event be terminated effective upon the termination of the services of MFD as distributor of the shares of such Fund.

         4. Nothing in this Agreement shall modify or reduce the obligations of a Fund or MFD contained in the distribution agreement, if any, between MFD and such Fund as the same may from time to time be modified or amended.

         5. To the extent that a Fund's current Prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the Prospectus shall be controlling.

         6. This Agreement hereby supersedes all prior or contemporaneous agreements between the parties hereto relating to the subject matter hereof.

         7. The terms of this Agreement shall become effective as of the date first above written.

         8. A copy of the Declaration of Trust of each Fund is on file with the Secretary of State of The Commonwealth of Massachusetts. MFD acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Funds' trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Fund. If this instrument is executed by a Fund on behalf of one or more series of the Fund, MFD further acknowledges that the assets and liabilities of each series of the Fund are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Fund has executed this instrument. If a Fund has executed this instrument on behalf of more than one series of the Fund, MFD also agrees that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and MFD agrees not to proceed against any series for the obligations of another series.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and caused their seals to be affixed by their representatives thereunto duly authorized.

MFS SERIES TRUST I

MFS SERIES TRUST II

MFS SERIES TRUST III

MFS SERIES TRUST IV

MFS SERIES TRUST V

MFS SERIES TRUST VI

MFS SERIES TRUST VII

MFS SERIES TRUST VIII

MFS SERIES TRUST IX

MFS SERIES TRUST X

MFS MUNICIPAL SERIES TRUST

MFS GROWTH OPPORTUNITIES FUND

MFS GOVERNMENT SECURITIES FUND

MASSACHUSETTS INVESTORS GROWTH STOCK FUND

MFS GOVERNMENT LIMITED MATURITY FUND

MASSACHUSETTS INVESTORS TRUST

                                       By:     A. KEITH BRODKIN
                                               A. Keith Brodkin
                                               Chairman


                                       MFS FUND DISTRIBUTORS, INC.


                                       By:     WILLIAM W. SCOTT, JR.
                                               William W. Scott, Jr.,
                                               President